EXHIBIT 99.1
BLUCORA ANNOUNCES APPOINTMENT OF MARK ERNST AND JANA SCHREUDER
TO THE BOARD OF DIRECTORS

IRVING, Texas, Feb. 27, 2020 (GLOBE NEWSWIRE) -- Blucora, Inc. (NASDAQ: BCOR), a leading provider of tax-smart financial solutions that empower people’s goals, today announced the appointment of Mark Ernst and Jana Schreuder to the Company’s Board of Directors. Both appointments are effective March 1, 2020 and increase the number of independent directors from five to seven as part of the Company’s commitment to strong governance.

“The addition of Mark and Jana is another important step in advancing our strategy,” said Chris Walters, President and Chief Executive Officer of Blucora. “I’m excited about the business experience they bring that, when combined with the rest of the board, gives us an amazing group of people to help guide the company as we navigate the next phase of our growth.”

Mr. Ernst’s experience includes having served in various executive roles at H&R Block, Inc., including as chairman, president and chief executive officer from 2001 - 2007 and as chief operating officer from 1998 - 2000. He also held a number of executive roles at American Express and served as Deputy Commissioner for operations support with the Internal Revenue Service. He is currently the Managing Partner of Bellevue Capital LLC, a role he assumed in 2018 after previously serving as the investment firm’s Chief Executive Officer.

Ms. Schreuder is an accomplished executive who recently retired in 2018 from her role as Executive Vice President and Chief Operating Officer of Northern Trust Corporation. She joined Northern Trust in 1980, and during her tenure, held multiple roles of increasing responsibility as a member of the firm’s management team, including serving as President of Wealth Management from 2011 - 2014. Prior to that she served as President of Operations & Technology from 2006 - 2011 and as Chief Risk Officer from 2005 - 2006.

“I am very pleased to welcome Mark and Jana to our Board,” said Georganne Proctor, Blucora’s Chair of the Board. “Each brings a valuable perspective and unique expertise to the Board that I believe will serve the company well. Their deep experience makes them uniquely qualified to help guide Blucora as we continue our pursuit to be a tax-smart leader, empowering customers to achieve their financial goals.”

About Blucora®
Blucora, Inc. (NASDAQ: BCOR) is on the forefront of financial technology, pioneering tax-smart financial solutions that empower people’s goals. Blucora operates in two segments including wealth management, through its Avantax Wealth Management business (formerly operating under the HD Vest and 1st Global brands), the No. 1 tax-focused broker-dealer, with $71 billion in total client assets as of December 31, 2019, and tax preparation, through its TaxAct business, a market leader in tax preparation software with approximately 3 million consumer and professional users. With integrated tax and wealth management, Blucora is uniquely positioned to provide better long-term outcomes for customers with holistic, tax-advantaged solutions. For more information on Blucora, visit www.blucora.com.